Exhibit 24

POWER OF ATTORNEY

KNOW ALL PEOPLE BY THESE PRESENTS, that the undersigned, a Portfolio Manager of StepStone Private Markets and StepStone Private Equity Strategies Fund, hereby makes, constitutes and appoints each of Robert W. Long, Kimberly Zeitvogel, Dean Caruvana, Tim Smith and Kitan Ajanaku with full power to act without the other, as his agent and attorney-in-fact for the purpose of executing in his name, in his capacity as a Portfolio Manager of StepStone Private Markets and StepStone Private Equity Strategies Fund, any statement of beneficial ownership on Form 3, 4 or 5 to be filed with the United States Securities and Exchange Commission.

All past acts of an attorney-in-fact in furtherance of the foregoing are hereby ratified and confirmed.

This Power of Attorney shall be valid from the date hereof until revoked by me.

IN WITNESS WHEREOF, the undersigned have executed this Power of Attorney as of the 22 day of December 2025.

/s/ John P. Kettnich	Portfolio Manager
John P. Kettnich